UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

SPINNAKER EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16009	76-0560101
(Commission File Number)	(IRS Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2005, the Compensation Committee of the Board of Directors (the “Board”) of Spinnaker Exploration Company (“Spinnaker” or the “Company”) adopted a cash incentive compensation program based on the achievement by the Company of certain goals during a fiscal year. Under the incentive compensation program, the amounts of annual incentive compensation that may be paid to each officer and employee for a given year will be calculated based on target percentages of such person’s base salary for that year. The Compensation Committee established the following target percentages for certain officers of the Company:

Title	Target Percentage
Chief Executive Officer	100%
Chief Operating Officer	80%
Chief Financial Officer	60%
Vice President – Operations	60%
Vice President – Exploration	60%
Vice President – Land	60%

The Chief Executive Officer was delegated the authority to establish annual target percentages for each of the remaining officers and for each non-officer employee of the Company. Of the total annual incentive compensation payment, 50.0% of the target payment will be determined at the discretion of the Compensation Committee and the remaining 50.0% of the target payment will be based upon a pre-determined formula. The non-discretionary, formula-based payment is calculated using certain operational metrics as follows:

Finding and Development Costs	25.0%
Net Proved Reserve Additions	12.5%
Production	12.5%

The Compensation Committee establishes annual goals, and the Company’s actual annual performance will be compared to these annual goals in determining the amount of incentive compensation to be paid to each officer and employee. To the extent that the Company comes close to meeting its goals, but falls short, or makes decisions that hinder the attainment of short-term targets in exchange for long-term shareholder benefit, the Compensation Committee has the discretion to approve payment of incentive compensation as to the non-discretionary 50.0% of the target payment. In addition, to the extent that the Company surpasses its goals, the Compensation Committee has the discretion to award incentive compensation above the targeted amounts.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: May 10, 2005	By:	/s/ JEFFREY C. ZARUBA
	Name:	Jeffrey C. Zaruba
	Title:	Vice President, Treasurer and
Assistant Secretary

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